Exhibit 10.21

NATIONAL FINANCIAL PARTNERS CORP.

2009 STOCK INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT NOTICE OF AWARD

This Performance-Based Restricted Stock Unit Notice of Award (“Notice”) is to certify that the participant named below (the “Participant”) has been granted the number of performance-based Restricted Stock Units (“PSUs”) set forth below under the terms and conditions set forth in this Notice. The award described below (the “Award”) is subject to, and this Notice incorporates by reference, the attached additional terms and conditions (the “Additional Terms and Conditions”). Please refer to the Additional Terms and Conditions and the National Financial Partners Corp. 2009 Stock Incentive Plan (the “Plan”) for an explanation of the terms and conditions of the Award and a full description of your rights and obligations.

Award Number:	[Award Number]

Name of Participant:	[Name]

Number of PSUs:	[Number]

Grant Date:	[Date]

Performance Period:	[Date] – [Date]

Performance Period End Date:	The last day of the Performance Period

Vesting Schedule:	See Section 2 in Exhibit A attached – Additional Terms and Conditions

Payment of Taxes:	See Section 9 in Exhibit A.

Additional Terms:	See Exhibit A.

Important Notice:

A copy of the Plan and related Prospectus and additional information regarding the Award, as well as any other awards you may have previously received from National Financial Partners Corp. (“NFP”), can be viewed on Merrill Lynch’s web site at www.benefits.ml.com. To login you will need the Personal Identification Number (“PIN”) provided to you by Merrill Lynch. If you cannot locate your PIN or if you encounter any problems with the login process, contact Merrill Lynch Customer Service at 877-767-2404.

EXHIBIT A

ADDITIONAL TERMS AND CONDITIONS

OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

These Additional Terms and Conditions shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined herein shall have the definitions set forth in the Plan.

1.	Grant of Award. Pursuant to Sections 7(b) and 9 of the Plan, the Company grants to the Participant, as of the Grant Date specified in the Notice and subject to the terms and conditions of the Notice and the Plan, and further subject to the terms and conditions set forth herein, the number of PSUs as shown in the Notice. Such Award shall be a Performance-Based Award, as described in the Plan. Record of the Award shall be kept on the books of the Company until the Restricted Period (as defined in Section 2 below) shall have lapsed or the Award shall have been forfeited.

2.	Performance Measurement.

(a)	Except as otherwise provided in Section 2(b), below, the Participant’s PSUs shall become “Earned PSUs” on the Performance Period End Date specified in the Notice to the extent earned in accordance with the formula set forth in Schedule 1, subject to the Committee certifying, in its sole discretion, the achievement of the applicable performance goals.

(b)	If, prior to the Performance Period End Date, a Trigger Event, as defined below, occurs, then, as of the date of such Trigger Event, the number of PSUs that shall become Earned PSUs shall equal 100% of the number of PSUs awarded to the Participant hereunder. “Trigger Event” shall mean the earliest to occur of a Change in Control (as defined in Section 8) or termination of Participant’s Employment/Service with the Company and its Related Entities because of the Participant’s death or Disability.

(c)	Any PSUs that could have become Earned PSUs in accordance with the provisions of Sections 2(a) and 2(b), above, that did not become Earned PSUs as of the earlier of the Performance Period End Date and the date of a Trigger Event shall be immediately forfeited and cancelled on such date.

3.	Vesting and Payment.

(a)	Except as provided in Sections 7 and 8 below, subject to the Participant’s continuous Employment/Service with the Company or a Related Entity, the Earned PSUs shall vest and become payable on the third anniversary of the Grant Date (the third anniversary of the Grant Date, or any earlier date on which the Earned PSUs vest by reason of Section 7 or 8, the “Vesting Date”). The period from the Grant Date to the Vesting Date shall be referred to herein as the “Restricted Period.”

(b)	Unless otherwise determined by the Committee at the time of payment, and except as provided in Sections 7 and 8 below, each Earned PSU shall represent the right to receive one share of Common Stock, which shall be delivered upon, or as soon as practicable following, the vesting of such Earned PSU.

4.	Dividend Equivalents. The PSUs granted hereunder shall earn dividend equivalents that shall be credited and paid out as follows:

(a)	As of each date on which cash dividends or distributions are paid with respect to Common Stock (a “Dividend Date”), an amount in cash equal to such cash dividend or distribution that would have been paid with respect to the PSUs if they were Common Stock shall be credited to the Participant’s account; provided that the record date with respect to such dividend or distribution occurs during the Restricted Period.

(b)	As of the Vesting Date, dividend equivalents credited pursuant to Section 4(a) above during the period from the Grant Date to such Vesting Date (the “Applicable Period”) shall, subject to Section 4(c) below, be paid in cash.

(c)	Any dividend equivalents credited pursuant to this Section 4 shall be subject to the same terms and conditions (including vesting, forfeiture and payment) as are applicable to the PSUs on which they are earned. Any such dividend equivalents which become vested shall be paid within the 60 day period following the Vesting Date.

5.	Restrictions on Transfer. PSUs may not be transferred or otherwise disposed of by the Participant, including by way of sale, assignment, transfer, pledge, hypothecation or otherwise, except as permitted by the Committee, or by will or the laws of descent and distribution. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the PSUs by any holder thereof in violation of the provisions of these Additional Terms and Conditions shall be valid, and the Company shall not transfer any of such PSUs on its books, nor shall any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.

6.	Approvals. No shares of Common Stock shall be issued hereunder unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee. The issuance of such shares to the Participant is conditioned upon the Participant’s acceptance of such restrictions on the subsequent disposition of such shares as the Committee shall deem necessary or advisable as a result of any applicable law or regulation.

7.

Termination of Employment/Service. Except as otherwise specified in a written and executed agreement between the Participant and the Company that is then in effect, and subject to Section 8(c) below, in the event that the Participant’s Employment/Service with the Company and its Related Entities terminates other than because of the Participant’s death or Disability, those PSUs (including Earned PSUs) that have not become vested and payable as of the effective date of such termination shall immediately be forfeited and cancelled. In the event that the Participant’s Employment/Service with the Company and its Related Entities terminates because of the Participant’s death or Disability, all Earned PSUs (as calculated in accordance with Section 2(a) or 2(b)) (or, following a Change in Control, the RSUs or RCUs, as applicable) that have not become vested and payable as of the effective date of such death or Disability shall, subject to Section 10 below, immediately vest as of the effective date of such death or Disability and be paid or settled within 60 days following the Vesting Date.

8.	Change in Control. Except as otherwise specified in a written and executed agreement between the Participant and the Company that is then in effect, in the event of a Change in Control (as defined in Section 8(d) below), the following provisions shall apply to the Earned PSUs (as calculated in accordance with Section 2(a) or 2(b)) that have not become vested and payable as of the effective date of such Change in Control:

(a)	If, following the Change in Control, the common stock of the Company, its successor entity(ies) or any of their Parents is listed or quoted on any United States or foreign securities exchange or quoted on any United States or foreign automated securities quotation system (such listed or quoted common stock of the Company, its successor entity(ies) or any of their Parents, “Public Stock”), then Earned PSUs shall convert immediately after the Change of Control into a number of time-based restricted stock units (the “RSUs”) representing the right to receive shares of Public Stock, the aggregate fair market value of which immediately after the Change in Control equals the aggregate Fair Market Value of the shares of Common Stock underlying such Earned PSUs immediately prior to the Change in Control. Such RSUs shall be subject to the same terms and conditions as the Earned PSUs (including, without limitation, vesting); provided, that such RSUs shall not, for the avoidance of doubt, be subject to performance-based vesting conditions following the Change in Control.

(b)	Except to the extent provided otherwise in Section 8(a), in the event of a Change in Control, all of the outstanding Earned PSUs that have not become vested and payable as of the effective date of such Change in Control shall convert immediately after the Change of Control into a number of time-based restricted cash units (the “RCUs”) each representing a right to receive a lump sum cash amount upon vesting equal to the per share Fair Market Value of the Common Stock immediately prior to the Change in Control plus accrued interest on such amount from the Change in Control date to the Vesting Date. Such interest shall accrue at a rate equal to LIBOR, as defined below. Except as set forth above, such RCUs shall be subject to the same terms and conditions as the Earned PSUs (including, without limitation, vesting); provided that such RCUs shall not, for the avoidance of doubt, be subject to performance-based vesting conditions or be granted dividend credits following the Change in Control.

(c)	In the event the Participant’s Employment/Service with the Company and its Related Entities is terminated either (i) in contemplation of the Change in Control within six months prior to the Change in Control (such six month period, the “Pre-CIC Period”) or (ii) as a result of the Change in Control within 18 months after the Change in Control, in each case, either (x) by the Company or Related Entity if such termination occurs during the Pre-CIC Period or by the Company’s successor entity or one of its affiliates if the termination occurs within the 18-month period following the Change in Control, other than for Cause, or (y) by the Participant for Good Reason (each such termination, a “Qualifying Termination”), the Earned PSUs (or, following a Change in Control, the RSUs or RCUs, as applicable) that have not become vested and payable as of the effective date of the Qualifying Termination (or, if later, the Change in Control) shall, subject to Section 10 below, become immediately vested as of, and payable within 10 days following, the later to occur of, the effective date of the Change in Control or the effective date of the Qualifying Termination. If Participant’s Employment/ Service with the Company and its Related Entities is terminated by the Company or Related Entity other than for Cause, or by the Participant for Good Reason, such Participant’s PSUs shall not be forfeited for a period of six months plus one day after such termination (the “Tolling Period”). If a Change in Control occurs during the Tolling Period, then the provisions of these Additional Terms and Conditions shall be applied to determine the Participant’s entitlements with respect to the Participant’s PSUs. If a Change in Control does not occur during the Tolling Period, (1) the Participant’s PSUs shall be deemed forfeited as of the date of Participant’s termination of employment and (2) such tolling of the forfeiture of PSUs as described above shall not entitle the Participant to any rights (including continuation of vesting and credits of dividend equivalents) in addition to those that the Participant would have been entitled to had such tolling not occurred.

(d)	Definitions: For purposes of these Additional Terms and Conditions:

(1)	A “Change in Control” shall be deemed to have occurred if:

(A)	any Person, other than the Company or any employee benefit plan sponsored by the Company, becomes a Beneficial Owner of 30% or more of the outstanding shares of common stock of the Company;

(B)	the dissolution, or sale to any Person, of all or substantially all of the assets of the Company is consummated, except in the event of a sale of assets to a Person in which more than 50% of Voting Securities of such Person is owned by shareholders of the Company in substantially the same proportion as their ownership of Voting Securities of the Company immediately prior to the sale;

(C)	a merger or consolidation is consummated after which, (i) the shareholders of the Company immediately prior to the combination do not hold, directly or indirectly, Voting Securities of the entity or entities, if any, that succeed to the business of the Company having more than 50% of the Voting Power of the combined company in substantially the same proportions as they beneficially owned the Voting Securities of the Company (there being excluded from the Voting Securities held by such shareholders, but not from the Voting Securities of the combined company, any Voting Securities received by affiliates of such other company in exchange for Voting Securities of such other company) or (ii) individuals who were Incumbent Members of the Board immediately before such combination do not hold a majority of the seats on the board of directors of the combined company; or

(D)	during any period of twelve consecutive months, Incumbent Members cease for any reason to constitute at least a majority of the Board.

For	purposes of the definition of Change in Control:

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such rule (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty (60) day period referred to in Rule 13d-3).

“Incumbent Members” shall mean the individuals who, as of the Grant Date, constitute the Board, provided, however, that any individual who becomes a member of the Board subsequent to the Grant Date whose election or nomination for election by the stockholders of the Company was endorsed by a vote of at least a majority of the then Incumbent Members (excluding any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board) shall be considered as though such individual were an Incumbent Member.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

“Voting Securities” shall mean any securities or other ownership interests of an entity entitled, or which may be entitled, to matters submitted to Persons holding such securities or other ownership interests in such entity generally (whether or not entitled to vote in the general election of directors), or securities or other ownership interests which are convertible into, or exercisable in exchange for, such Voting Securities, whether or not subject to the passage of time or any contingency.

“Voting Power” shall mean the number of votes available to be cast (determined by reference to the maximum number of votes entitled to be cast by the holders of such Voting Securities, or by the holders of any other Voting Securities into which such other Voting Securities may be convertible, exercisable or exchangeable for, upon any matter submitted to stockholders where the holders of all Voting Securities vote together as a single class) by the holders of Voting Securities.

(2)	“Good Reason” shall mean, except if otherwise defined in a written and executed agreement between the Participant and the Company that is then in effect, any of the following without the consent of the Participant: (i) a material diminution in Participant’s position, duties or responsibilities from those held, exercised and/or assigned to Participant immediately prior to a Change in Control, (ii) a substantial reduction, in the aggregate, of the Participant’s average base salary paid, cash and equity incentive compensation awarded and benefits provided to the Participant with respect to the three fiscal years (or such shorter period the Participant has been employed by the Company and its Related Entities) that were completed prior to the effective date of the Qualifying Termination, other than an across-the-board reduction which applies to other similarly situated Participants or (iii) any requirement that the Participant’s services be rendered primarily at a location or locations more than 50 miles from the Participant’s principal place of Employment/Service as of the date of a Change in Control.

(3)	“LIBOR” means the 12-month London Interbank Offered Rate for United States Dollars as published in The Wall Street Journal (National Edition) (or such other commercially available source providing quotations of LIBOR as may be designated by the Committee from time to time) on the date of the Change in Control.

9.

Taxes. The Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Award. At the time the Participant recognizes taxable income from the payment in respect of the PSUs, the Participant shall pay to the Company an amount equal to the federal, state and/or local taxes the Company determines it is required to withhold under applicable tax laws with respect to the payment in respect of the PSUs (e.g. in the case of a Participant who is an employee). To satisfy the foregoing requirement, the Company shall withhold a portion of the PSUs, or a portion of the shares of Common Stock to be received hereunder, having a value approximately equal to the minimum amount required to be withheld, or, at the Committee’s discretion, the Participant may satisfy the foregoing requirement by one or a combination of the following methods: (i) making a payment to the Company in cash or cash equivalents or (ii) by authorizing the Company to withhold cash otherwise due to the Participant. In the event the Company determines it is not required to withhold under applicable tax laws with respect to the payment in respect of the PSUs (e.g. in the case of a Participant who is an independent contractor), the Participant shall be responsible for the remittance of any federal, state and/or local taxes to the proper authorities, and the Company shall issue a Form 1099 to report such taxable income. The Company cannot provide tax advice and the Participant is encouraged to consult an independent tax professional.

10.	Section 409A Compliance. The intent of the parties is that payments and benefits under these Additional Terms and Conditions comply with (or be exempt from) Section 409A of the Code and, accordingly, to the maximum extent permitted, these Additional Terms and Conditions shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated Employment/Service with the Company and its Related Entities for purposes of these Additional Terms and Conditions and no payment shall be due to the Participant under these Additional Terms and Conditions until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in these Additional Terms and Conditions or the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in these Additional Terms and Conditions or the Plan, to the extent that any payment with respect to the PSUs is payable upon a separation from service and such payment would result in the imposition of any individual excise tax and late interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six months following such separation from service (or death, if earlier).

11.	Compliance with Law and Regulations. The Notice and these Additional Terms and Conditions, the Award granted hereby and any obligation of the Company hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

12.	Incorporation of Plan. The Notice and these Additional Terms and Conditions are governed by the provisions of the Plan (which is incorporated herein by reference) and shall be interpreted in a manner consistent with it. To the extent that these Additional Terms and Conditions are silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and these Additional Terms and Conditions shall be deemed to be modified accordingly.

13.	Notices. Any notices required or permitted hereunder shall be addressed to Office of the General Counsel, National Financial Partners Corp., 340 Madison Avenue, 20th Floor, New York, New York 10173, or to the Participant at the postal address then on record with the Company or by electronic communication, as the case may be, and deposited, postage prepaid, in the United States mail or delivered by electronic communication. Either party may, by notice to the other given in the manner aforesaid, change his/her or its address for future notices.

14.	Binding Agreement; Successors. The Notice and these Additional Terms and Conditions shall bind and inure to the benefit of the Company, its successors and assigns, and the Participant and the Participant’s personal representatives and beneficiaries.

15.	Governing Law. The Notice and these Additional Terms and Conditions shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any principles thereof relating to the conflict of laws. The Committee shall have final authority to interpret and construe the Plan and these Additional Terms and Conditions and to make any and all determinations under them, and its decision shall be binding and conclusive upon all Persons.

16.	Amendment. The Notice and these Additional Terms and Conditions may be amended or modified by the Company at any time in accordance with the Plan; provided, that notice is provided to the Participant in accordance with Section 13 hereof; and provided, further, that no amendment or modification that is adverse to the rights of the Participant as provided by the Notice and these Additional Terms and Conditions shall be effective unless set forth in a writing signed by the Participant and the Company.

17.	Headings. The captions used in these Additional Terms and Conditions are inserted for convenience and shall not be deemed a part of the Additional Terms and Conditions for construction or interpretation.

18.	Dispute Resolution. The provisions of this Section 18 shall be the exclusive means of resolving disputes arising out of or relating to the Notice, the Plan and these Additional Terms and Conditions. Any dispute or controversy between the parties relating to or arising out the Notice, the Plan or these Additional Terms and Conditions shall be determined by arbitration in New York, New York by and pursuant to the rules then prevailing of the American Arbitration Association. The arbitration award shall be final and binding upon the parties and judgment may be entered thereon by any court of competent jurisdiction. The service of any notice, process, motion or other document in connection with any arbitration under the Notice, the Plan or these Additional Terms and Conditions or the enforcement of any arbitration award hereunder may be effectuated either by personal service upon a party or by certified mail duly addressed to him or to his executors, administrators, personal representatives, next of kin, successors or assigns, at the last known address or addresses of such party. If any one or more provisions of this Section 18 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

Schedule 1

The number of Earned PSUs shall equal to the number of PSUs granted to the Participant, as shown in the Notice, multiplied by the Performance Percentage described below.

The Performance Percentage shall be determined based on the Company’s relative Total Shareholder Return (as defined below) for the Performance Period as compared to the Total Shareholder Return for the Performance Period of companies comprising the Russell 2000 Index as of both the first day and last day of the Performance Period, in accordance with the table below:

Performance Ranking vs. Index	Performance Percentage
≥ 75th percentile	150%

50th percentile	100%

25th percentile	50%

< 25th percentile	0%

If the Performance Ranking vs. Index is below the 25th percentile, the Performance Percentage shall equal 0% and if Performance Ranking vs. Index is equal to or above the 75th percentile, the Performance Percentage shall equal 150%. If the Performance Ranking vs. Index falls between the percentiles listed in the table above (i.e., between the 25th percentile and the 50th percentile or between the 50th percentile and the 75th percentile), the value of the Performance Percentage shall be interpolated on a straight-line basis.

“Total Shareholder Return” shall mean the appreciation of the Per Share Price during the Performance Period, plus any dividends paid on the applicable company’s common stock during such Performance Period.

“Per Share Price” shall mean the average of the closing prices of common shares for the applicable company during the thirty (30) consecutive calendar days ending on the day immediately prior to the applicable measurement date.

The determination of Total Shareholder Return shall be made in the sole discretion of the Committee.